Exhibit 7

                            JOINT FILING AGREEMENT

         This will confirm the agreement by and between the undersigned that the Statement on Schedule 13D (the "Statement") filed on or about this date with respect to the beneficial ownership by the undersigned of shares of common stock, par value $.001, of Interact Commerce Corporation, a Delaware corporation, is being filed on behalf of the undersigned.

         Each of the undersigned hereby acknowledges that pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, that each person on whose behalf the Statement is filed is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; and that such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

         This Agreement may be executed in one or more counterparts by each of the undersigned, and each of which, taken together, shall constitute one and the same instrument.

Date: April 6, 2001



                                 The Sage Group plc

                                 By:      /s/ Paul Walker
                                 Name:    Paul Walker
                                 Title:   Chief Executive



                                 Isaiah Acquisition Corp.


                                 By:      /s/ Paul Harrison
                                 Name:    Paul Harrison
                                 Title:   Director and President